Exhibit 10.20

REVEL ENTERTAINMENT GROUP LLC

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into between Robert Andersen (“Executive”) and Revel Entertainment Group, LLC, a New Jersey limited liability company, with its principal place of business located at 1301 Atlantic Avenue, Suite 200, Atlantic City, New Jersey 08401 (the “Company”) as of this 16th day of June 2011.

WHEREAS, the Company and the Executive entered into an employment agreement dated November 16, 2006;

WHEREAS, the Company and the Executive desire to enter a new employment agreement which will supersede the former employment agreement which is no longer valid;

WHEREAS, the Company desires to engage the services of the Executive and the Executive desires to serve as an employee of the Company under this new employment agreement. The Executive will serve as Executive Vice President, Project Development.

NOW, THEREFORE, the parties hereby agree to the following terms and conditions of employment.

1.	Employment Period. Employment under the terms and conditions of this Agreement commenced on January 1, 2011 (“Commencement Date”) and end on December 31, 2014 (“Term”). If at the expiration of the Term, Executive remains employed by the Company, Executive shall be considered an “at will” employee which means that the Company may change the terms and conditions of employment or terminate the employment relationship at any time with or without cause upon thirty (30) days’ notice, and Executive likewise may terminate the employment relationship at any time with ninety (90) days’ notice. Executive shall be a full time employee and shall dedicate all working time to the Company and have no other employment or business ventures.

2.

Position, Duties and Responsibilities. As Executive Vice President, Project Development, the Executive will report directly to the Chief Executive Officer (“CEO”) or a designated representative. The Executive shall have the appropriate authority, duties and responsibilities attendant to his position. The Executive agrees to use his best efforts to carry out his duties and responsibilities, and consistent with the other provisions of this Agreement, to devote substantially all of his business time, attention and energy thereto. At the reasonable request of the Company, the Executive shall, without any additional compensation, serve as an officer of such other entities in which the Company or its affiliates have a significant investment. The foregoing shall not be construed as preventing the Executive form serving on the board of philanthropic organizations or providing oversight with respect to his personal investments, so long as such activities do not materially interfere with the Executive’s duties hereunder. The Executive’s duties and responsibilities can be modified at the Company’s sole discretion.

3.	Compensation.

3.1	Base Salary. The Company shall pay the Executive an annual base salary (“Base Salary”) of Four Hundred Thousand Dollars ($400,000), payable in such installments as the Company pays its similarly placed employees and subject to usual and customary deductions for withholding taxes and similar charges and customary contributions to benefit plans. Merit Increases and re-evaluation shall be based on market conditions. Next evaluation period is potentially the fourth quarter of 2012 and yearly thereafter unless prohibited by market conditions. Any such adjusted salary shall become the Base Salary for purposes of this Agreement. Base Salary shall not be reduced at any time (including after any increase) below the initial Base Salary. (i.e. not below $400,000 per annum).

3.2	Annual Bonus.

(a)	Commencing with the 2011 calendar year through November 30, 2012, the Executive will receive certain cash bonuses subject to the Executive’s achievement, as determined in the reasonable discretion of the CEO, of the defined performance targets as outlined in Exhibit A attached hereto and shall be payable in no event later than 90 days following the date at which the performance targets are to be achieved (“The Achievement Date”).

(b)	Commencing with calendar year 2013, the Executive shall become eligible for an Annual Bonus equal to up to seventy-five percent (75%) of base salary based on EBITDA targets set by the Company. The Annual Bonus shall be measured at forty percent (40%) of total target measured on a quarterly basis, and sixty percent (60%) of the total target measured on an annual achievement. The Annual Bonus shall be subject to the achievement of objective performance targets as determined by the Company’s Chief Executive Officer (or a committee designated by the Company’s Board), and shall be paid no later than ninety (90) days after the year to which the performance targets pertain.

3.3	Other Benefits. During employment the Executive shall be entitled to participate in all other employee benefit plans and programs of the Company, including without limitation, health, dental, long term disability, retirement, and thirty-one (31) days of PTO, which is accrued incrementally beginning on start date. Current vacation will be converted to PTO; however, no future carryover of PTO balances beyond anniversary commencement date. The Executive shall be eligible after ninety (90) days employment to enroll in health and other benefit plans. The Company shall maintain life insurance on the life of the Executive in the amount of Five Hundred Thousand Dollars ($500,000), entitling the Executive to name the beneficiary of such policy; provided, that if the policy cannot be issued at standard rates, the Company shall be entitled to reimbursement from the Executive for the amount of the premium in excess of the standard rate for such policy. In addition, the Executive will be eligible for life insurance up to $400,000 with proof of eligibility, and supplemental life insurance one (1) times base up to $400,000, following the 91st day of employment. The Company is currently developing a long term incentive plan for certain executives. At the discretion of the Company’s Board, a final LTIP may be included as an addendum to this Agreement.

3.4	Reimbursement of Expenses. The Executive shall be reimbursed for temporary living expenses equal to $42,000 annually, payable in equal installments concurrently with base salary. The Executive shall also be provided with reimbursement of reasonable expenses related to the Executive’s employment and the performance of Company business in accordance with Company Policy. This includes, but is not limited to, the Company’s policy on the issuance of cell phones.

4.	Termination. The Executive’s employment may be terminated at any time with or without cause.

4.1	Termination by the Company.

(a)	Without Cause. The Company may terminate Executive’s employment at any time without cause upon thirty (30) days written notice after the employment Term.

(b)

With Cause. The Company may terminate Executive’s employment for cause if (i) Executive has breached any material term of the employment agreement or any material written Company policy and fails to cure such breach within thirty (30) days following written notice, if within the Company’s sole discretion such Company policy breach can be cured; (ii) Executive is found, after a final determination upon the exhaustion of any and all appeals, disqualified or not suitable to hold a gaming license by a governmental gaming authority in any jurisdiction where Executive is required to be found qualified, suitable or licensed; (iii) upon Executive’s willful engagement in malfeasance, fraud, dishonesty, unethical conduct, gross misconduct in connection with the business of the Company; or (iv) upon Executive’s conviction of, a pleas of guilty or nolo contender to, a felony or a misdemeanor involving moral turpitude.

(c)	Death or Disability. The employment agreement shall terminate automatically upon the date of Executive’s death or inability to perform his duties on a full-time basis for ninety (90) consecutive days or 120 intermittent days in any one year period.

4.2	Termination by the Executive.

(a)	Voluntary Termination. The Executive may voluntarily terminate his employment upon at least ninety (90) days written notice. Any such termination shall not be deemed a breach of the Agreement.

(b)	For Good Reason. The Executive may terminate his employment for “good reason” in the event the Company engaged in any of the following and fails to correct such conduct or cure such breach within thirty (30) days after written notice from Executive: (i) a reduction in Executive’s base salary below $400,000 per annum or his target annual bonus below fifty (50%) per annum of base salary; (ii) a material breach of the employment agreement by the Company; or (in) a material diminution of the Executive’s status or authority with respect to the Company.

4.3	Payments Due Upon Termination.

(a) Other Than for Cause; For Good Reason. If the Company terminates Executive without cause or Executive terminates for good reasons, the Company shall pay Executive, within thirty (30) days following termination, an amount equal to: (i) any benefits earned or accrued (Accrued Benefits); (ii) any annual bonus for any prior calendar year determined or earned (if not determined) for any calendar year prior to the date of termination; (iii)) any annual bonus for the year in which termination occurs based on the amount of annual bonus award in the year preceding termination, pro-rated for the number of days worked by Executive in the year in which termination occurs; (iv) a lump sum cash payment equal to one year of base salary at the rate at time of termination; (v) long term incentive payment if vested and qualified under the plan; and (vi) for twelve (12) months following the date of termination, medical and life insurance benefits on the same basis and at the same cost as such benefits were provided to the Executive prior to such termination of employment and, if applicable, his spouse and eligible dependents; provided, however, that if the Executive becomes employed and eligible to receive substantially equivalent medical and life benefits under a plan of such subsequent employer, the Company shall no longer be obligated to provide such medical and life benefits.

(b) Other Than For Good Reason, Death or Disability. If Executive terminates his employment without good reason, dies or becomes disabled, the Company will pay Executive, any Accrued Benefits and any annual bonus for any prior calendar year determined or earned (if not determined) for any calendar year prior to the date of termination.

(c) For Cause. If the Company terminates the Executives employment for cause, Executive will be entitled to receive only Accrued Benefits. Accrued Benefits are: (i) base salary earned or accrued through the effective date of termination; (ii) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary business expenses incurred by the Executive through the date the Executive’s employment is terminated; and (iii) all other payments and benefits to which the Executive may be entitled under the terms of any benefit plan or program of the Company, including any earned and accrued, but unused PTO, (but not including any Annual Bonus or LTIP).

5.	Restrictive Covenants. The Executive shall agree to customary covenants regarding confidential information, work product and inventions, non-solicitation of employees and assistance to the Company in the defense and prosecution of claims. During the Executive’s employment by the Company and for one (1) year period after Executive’s termination of employment, Executive shall agree not to compete with the Company within Atlantic City, New Jersey, in the same Las Vegas markets in which the Company owns or operates or has entered into a definitive agreement to own or operate a gaming or pari-mutuel facility. The Executive acknowledges that the covenants contained in this Section are reasonable and necessary to protect the legitimate interests in the Company. The Executive further agrees to disclose the existence and terms of such covenants to any employer for which the Executive works while these covenants are still in effect. This provision of this Section shall survive the termination of this Agreement. Notwithstanding the foregoing, the Executive’s non-compete prohibition will not apply if the Executive is entitled to severance upon termination and waives his or her right to receive such severance.

6.	Return of Company Property. All of the Company’s, and its related companies, products, customer correspondence, internal memoranda, designs, sales information, training materials, contracts, project files, customer lists, and other like information or products acquired by the Executive while employed by the Company whether prepared by the Executive or coming into the possession of the Executive while employed is the exclusive property of the Company and shall be immediately returned to the Company upon expiration or termination of this Agreement. The Executive’s obligation under this Section shall exist whether or not any of these materials contain Confidential information or trade secrets.

7.	Indemnification. To the fullest extent permitted by law, the Company will indemnify the Executive against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of the Executive’s status as an employee of the Company during the Executive’s employment (other than arising out of the Executive’s misappropriation of funds, fraud or material breach of this Agreement).

8.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

9.	Jurisdiction. The parties hereby irrevocably consent to the jurisdiction of the federal and state courts located in the State of New Jersey for any matter that is not otherwise arbitrated or resolved in accordance with Section 11.2. This includes any action or proceeding to compel arbitration or to enforce an arbitration award.

10.	Agreement: Amendment and Assignment.

10.1. From and after the Commencement Date, this Agreement shall supersede any other agreement or arrangement between the parties. This Agreement cannot be changed, modified, waived, or terminated except upon a written instrument signed by the Executive and the Company.

10.2. The Executive may not assign any of his right or obligations under this Agreement. The Company shall have the right to assign this Agreement freely.

11. Severability. If any provision of this Agreement should be wholly or partially invalid, unenforceable or unlawful, then this Agreement shall be severable in respect of the provision in question (to the extent that it is invalid, unenforceable or unlawful), and the remaining provisions of this Agreement shall continue in full force and effect.

12.	Remedies.

12.1. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or existing at law or in equity.

12.2. Any dispute, controversy or claim arising out of or relating this Agreement or the performance by the parties of its or their terms shall be settled by binding arbitration held in Atlantic City, New Jersey. The parties shall mutually select one arbitrator who has experience in handling employment matters. The expenses relating to the arbitration, including fees for the arbitrator and attorney’s fees shall be borne by each party. The arbitrator shall set a limited time period for discovery. The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court. By agreeing to engage in the arbitration provided for in this Section, the parties waiver their right to appeal any decision made by the arbitrators. The demand for arbitration shall be made within one year after the claim or dispute arises.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date of the signing of the Agreement.

EXECUTIVE:	REVEL ENTERTAINMENT GROUP LLC

/s/ Robert Andersen	By:	/s/ Kevin DeSanctis

Robert Andersen	Print Name:	Kevin DeSanctis

Dated:	6/16/11	Title:	CEO